Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CCE SPINCO, INC

CCE SPINCO, INC, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is CCE Spinco, Inc. The Corporation was originally incorporated under the name “CCE Spinco, Inc” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2005.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the sole stockholder of the Corporation.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation amends and integrates and restates the provisions of the Certificate of Incorporation of this Corporation.

The text of this Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

CCE SPINCO, INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

SECTION 1. The Corporation shall be authorized to issue Five Hundred Million (500,000,000) shares of capital stock, of which (1) Four Hundred Fifty Million (450,000,000) shares shall be shares of Common Stock, par value $.01 per share (the “Common Stock”), and (2) Fifty Million (50,000,000) shares shall be shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

SECTION 2. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)	the designation of the series, which may be by distinguishing number, letter or title;

(2)	the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(3)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(4)	dates at which dividends, if any, shall be payable;

(5)	the redemption rights and price or prices, if any, for shares of the series;

(6)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(7)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8)	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(9)	restrictions on the issuance of shares of the same series or of any other class or series; and

(10)	the voting rights, if any, of the holders of shares of the series.

SECTION 3. The following is a statement of the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock:

(1)	Subject to the other provisions of this Certificate of Incorporation and the provisions of any Certificate of Designations (as defined in ARTICLE XI), the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions.

(2)	(a) Except as may be otherwise required by law or by this Certificate of Incorporation and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.

(b) At every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation in connection with the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.

(c) Every reference in this Certificate of Incorporation to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock entitle their holders to cast as provided in this Certificate of Incorporation.

(3)

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph (3), the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other entities (whether or not the Corporation is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

SECTION 4. No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V

CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST

SECTION 1. This ARTICLE V anticipates the possibility that (1) the Corporation will not be a wholly-owned subsidiary of Clear Channel, (2) certain Clear Channel Officials may also serve as Corporation Officials, and (3) benefits may be derived by the Corporation Entities through their continued contractual, corporate and business relations with the Clear Channel Entities. The provisions of this ARTICLE V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Entities and Corporation Officials as they may involve the Clear Channel Entities, and the powers, rights, duties and liabilities of the Corporation Entities and Corporation Officials in connection therewith. Capitalized terms used and not previously defined in this Certificate of Incorporation are defined, and shall have the meaning ascribed thereto, in ARTICLE XI.

SECTION 2. No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between any Corporation Entity, on the one hand, and any Clear Channel Entity, on the other hand, before the Corporation ceased to be a wholly-owned subsidiary of Clear Channel shall be void or voidable or be considered unfair to the Corporation or any Corporation Affiliate for the reason that any Clear Channel Entity is a party thereto, or because any Clear Channel Official is a party thereto, or because any Clear Channel Official was present at or participated in any meeting of the Board of Directors, or committee thereof, of the Corporation, or the board of directors, or committee thereof, of any Corporation Affiliate, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or the performance thereof by any Corporation Entity shall be considered to be contrary to any fiduciary duty owed to any of the Corporation Entities or to any of their respective stockholders by any Clear Channel Entity or by any Corporation Official (including any Corporation Official who may have been a Clear Channel Official) and each such Corporation Official shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation Entities, and shall be deemed not to have breached his or her duties of loyalty to the Corporation Entities and their respective stockholders, and not to have derived an improper personal benefit therefrom. No Corporation Official shall have or be under any fiduciary duty to any Corporation Entity or its stockholders to refrain from acting on behalf of any such Corporation Entity (or on behalf of any Clear Channel Entity if such Corporation Official is also a Clear Channel Official) in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms.

SECTION 3. (1) If a Corporation Official who is also a Clear Channel Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law except as provided in Section 3(3) of this ARTICLE V, renounces any interest or expectancy in such potential transaction or business opportunity and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate.

(2) If a Corporation Official who is also a Clear Channel Official is offered, or acquires knowledge, of a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity in any manner, such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Entity, or its stockholders, for breach of any fiduciary duty as a Corporation Official including without limitation by reason of the fact that any one or more of the Clear Channel Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person or entity, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

(3) Notwithstanding anything to the contrary in this Section 3, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

SECTION 4. No amendment or repeal of this ARTICLE V shall apply to or have any effect on the liability or alleged liability of any Clear Channel Entity or Corporate Official for or with respect to any corporate opportunity that such Clear Channel Entity or Corporate Official was offered, or of which such Clear Channel Entity or Corporate Official acquired knowledge prior to such amendment or repeal.

SECTION 5. In addition to, and notwithstanding the foregoing provisions of this ARTICLE V, a potential transaction or business opportunity (1) that the Corporation Entities are not financially able, contractually permitted or legally able to undertake, or (2) that is, from its nature, not in the line of the Corporation Entities’ business, is of no practical advantage to any Corporation Entity or that is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation, or any Corporate Affiliate, and the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest therein.

SECTION 6. Anything in this Certificate of Incorporation to the contrary notwithstanding, the provisions of Sections 3, 4 and 5 of this ARTICLE V shall automatically terminate, expire and have no further force and effect from and after the date on which no Corporation Official is also a Clear Channel Official.

ARTICLE VI

BOARD OF DIRECTORS

SECTION 1. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution adopted by a majority of the entire Board of Directors.

SECTION 2. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SECTION 3. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be apportioned, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2007, Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2008, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2009. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, the number of directors added to or eliminated from each class shall be apportioned so that the number of directors in each class thereafter shall be as nearly equal as possible.

SECTION 4. Except as otherwise provided by a Certificate of Designations, any director or the entire Board of Directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock (as defined in ARTICLE XI).

SECTION 5. Except as otherwise provided by a Certificate of Designations, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until his or her successor shall be elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII

BY-LAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the By-Laws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any By-Laws. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by a Certificate of Designations, the affirmative vote of the holders of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal any provision of the By-Laws, or to adopt any new By-Law; provided, however, that, the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any By-Law inconsistent with, the following provisions of the By-Laws: Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.8, 2.9 and 2.11 of ARTICLE II; Sections 3.1, 3.2, 3.9 and 3.11 of ARTICLE III; Section 6.9 of ARTICLE VI; and Section 8.1 of ARTICLE VIII, or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other By-Law).

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons or entities whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VIII. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by a Certificate of

Designations, the affirmative vote of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required to amend, alter, change, repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that, the affirmative vote of the holders of at least 80% of the total voting power of the Voting Stock, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE IX, ARTICLE X and this sentence of this Certificate of Incorporation, or in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any repeal or modification of ARTICLE V or ARTICLE IX shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

OF DIRECTORS AND OFFICERS

SECTION 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation, or its stockholders, for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists at the time of the alleged breach.

SECTION 2. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving, at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of director and officers.

(b) Non-Exclusivity of Rights. The right to indemnification conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE X

STOCKHOLDER ACTION

Except as otherwise provided by a Certificate of Designations, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Except as otherwise required by law or provided by a Certificate of Designations, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Certificate of Incorporation:

(1) The terms “beneficial owner” and “beneficial ownership” shall have the meaning ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and shall be determined in accordance with such rule;

(2) the term “Certificate of Designations” shall mean the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock and the Certificate of Designations filed by the Corporation with respect thereto;

(3) the term “Clear Channel” shall mean Clear Channel Communications, Inc., a Texas corporation;

(4) the term “Clear Channel Affiliate” shall mean, other than the Corporation or any Corporation Affiliate, (a) any corporation, partnership, limited liability company, joint venture, association or other entity of which Clear Channel is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (b) any other corporation, partnership, joint venture, association or other entity that is controlled by Clear Channel, controls Clear Channel or is under common control with Clear Channel;

(5) the term “Clear Channel Entity” shall mean any one or more of Clear Channel and the Clear Channel Affiliates;

(6) the term “Clear Channel Official” shall mean each person who is a director or an officer (or both) of Clear Channel and/or one or more Clear Channel Affiliates;

(7) the term “corporate opportunity” shall include, but not be limited to, business opportunities that (a) the Corporation or any Corporation Affiliate is financially able to undertake, (b) are, from their nature, in the line of the Corporation’s or any Corporation Affiliate’s business, and (c) are of practical advantage to the Corporation or any Corporation Affiliate and ones in which the Corporation or any Corporation Affiliate, but for the provisions of this ARTICLE V, would have an interest or a reasonable expectancy;

(8) the term “Corporation Affiliate” shall mean (a) any corporation, partnership, limited liability company, joint venture, association or other entity of which the Corporation is the beneficial owner (directly or indirectly) of 20% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (b) any other corporation, partnership, joint venture, association or other entity that is controlled by the Corporation;

(9) the term “Corporation Entity” shall mean any one or more of the Corporation and the Corporation Affiliates;

(10) the term “Corporation Official” shall mean each person who is a director or an officer (or both) of the Corporation and/or one or more Corporation Affiliates; and

(11) the term “Voting Stock” shall mean all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors.

For purpose of the foregoing definitions, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

IN WITNESS WHEREOF, CCE Spinco, Inc has caused this Amended and Restated Certificate of Incorporation to be executed by Michael Rapino, its Chief Executive Officer, this 9th day of December, 2005.

/s/ Michael Rapino
Michael Rapino
Chief Executive Officer

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LIVE NATION, INC.

INTO

CCE SPINCO, INC.

(Pursuant to section 253 of the

General Corporation Law of the State of Delaware)

CCE Spinco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of each class of stock of Live Nation, Inc., a Delaware corporation.

SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by a unanimous written consent of the Board of Directors in lieu of a special meeting dated as of January 4, 2006, determined to and did merge into itself said Live Nation, Inc., by the adoption thereof:

RESOLVED, that the Corporation merge, and it hereby does merge, into itself Live Nation, Inc. and assumes all of its obligations.

RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or at such later time set forth therein.

RESOLVED, that upon effectiveness of said merger, the name of the Corporation shall be changed to Live Nation, Inc. and Article I of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Live Nation, Inc.

RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Live Nation, Inc. into the Corporation and to assume its obligations, and to so change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger and change of name.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this 4th day of January, 2006.

CCE SPINCO, INC.

By:	/s/ Michael Rapino
Michael Rapino
Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIVE NATION, INC.

(Pursuant to Section 242

of the General Corporation Law of the State of Delaware)

Live Nation, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof and inserting the following in lieu thereof:

“ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Live Nation Entertainment, Inc.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

(Signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 25th day of January, 2010.

LIVE NATION, INC.

By:	/s/ Michael G. Rowles
Name:	Michael G. Rowles
Office:	Executive Vice President and General Counsel